SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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infoUSA Inc.
(Name of Registrant as Specified In Its Charter)

Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Common Stock, $.0025 par value

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FOR Immediate Release

Contact: Arthur B. Crozier
Innisfree M&A Incorporated
212-750-5833

DOLPHIN SAYS THAT PROXY ADVISOR, PROXY GOVERNANCE, RECOMMENDS
 STOCKHOLDERS VOTE FOR ALL DOLPHIN NOMINEES AND BY-LAW AMENDMENT AT
 infoUSA’S UPCOMING ANNUAL MEETING

STAMFORD, CONNECTICUT, May 24, 2006 - Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners L.L.C., which together own 2.0 million shares, or 3.6%, of infoUSA Inc. (NASDAQ:IUSA), today announced that PROXY Governance, Inc., an independent proxy voting advisory firm, has recommended that infoUSA stockholders vote for all Dolphin nominees and its by-law amendment proposal at the Company’s Annual Meeting of Stockholders on May 26, 2006.

“With effectively just one day left to vote, we would again like to underscore that every vote counts in this important election,” said Donald T. Netter, Senior Managing Director of Dolphin. “We thank PROXY Governance for their support of our nominees and their platform. With universal support from the three leading independent proxy advisory firms, we believe that it is clear that true change is needed at infoUSA. We encourage each and every stockholder to make their voice heard and vote in favor of Dolphin’s nominees and by-law amendment proposal on the BLUE proxy card today.”

The PROXY Governance report stated in part:

“We believe that a modification to the composition of the board is warranted at this time. We feel the dissident slate has the qualifications to serve on the board, and because of our lack of confidence in management’s nominees for the reasons stated above, we support the dissident in this proxy contest.”

“We also believe that additional independent directors might provide an opportunity for the current independent directors to have a stronger voice on a board that appears largely controlled by the CEO [Vinod Gupta].”

“We believe that the dissident has clearly demonstrated that change is necessary at this time in order to appropriately (1) resolve any conflicts of interests that exist due to the extensive related-party transactions with [Vinod] Gupta and his affiliates; (2) address the high rate of board and management turnover; (3) allow the board to consider all strategic alternatives available to [it] in order to carry out its business plan shareholder value; and (4) address the compensation paid to CEO [Vinod] Gupta.”

Dolphin urges ALL stockholders to vote the BLUE proxy card today in favor of Dolphin’s three independent and highly qualified nominees - Malcolm M. ‘Mick’ Aslin, Karl L. Meyer, and Robert A. Trevisani and its by-law amendment proposal.

infoUSA stockholders should sign, date and return the BLUE proxy card FOR Dolphin’s nominees and by-law amendment at the upcoming Annual Meeting of Stockholder on May 26, 2006. If you have any questions, or would like assistance in voting your shares, please contact the company that is helping us with this most important election, Innisfree M&A Incorporated, at 1-888-750-5834.

Dolphin encourages all stockholders to visit its Web site www.iusaccountability.com to learn more about Dolphin’s nominees and its plan to build stockholder value and to see important original documents involving Mr. Vinod Gupta and the infoUSA Board, which Dolphin obtained as part of an extensive books and records review under Delaware law.